Exhibit 99.1
Daybreak Elects Wayne G. Dotson to Board of Directors

SPOKANE, Wash., August 1, 2008 -- Daybreak Oil and Gas, Inc. (OTC Bulletin Board: DBRM) (“Daybreak” or the “Company”), a Washington corporation, is pleased to announced the election of Wayne G. Dotson to its Board of Directors, effective July 31, 2008.  He is considered to be an independent director and will serve as a member of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. The addition of Mr. Dotson as an independent Director expands the size of the Company's Board to five members.

Mr. Dotson practiced oil and gas law, specializing in representation of various bank energy lending departments, including representing the banks in oil and gas company loans of up to $500 million, secured by oil and gas properties.  His experience includes review of title information on oil and gas leases, preparation of mortgage and other security documents, and preparation of complex credit agreements and other related documents.

From 1961 through 1984, Mr. Dotson was employed with the Texas law firm of Foreman, Dyess, Prewett, Rosenberg & Henderson, which later became Foreman & Dyess.  From 1984 through 1990, Mr. Dotson was employed with the law firm of Dotson, Babcock & Scofield. In addition to legal practice at Dotson, Babcock and Scofield, Mr. Dotson served as Managing Partner and a member of the Compensation Committee.  After Dotson, Babcock & Scofield merged with Jackson Walker, LLP, in 1990; Mr. Dotson continued his service until his retirement from the firm on January 1, 2008.   During his tenure with Jackson Walker, a law firm of 350 attorneys located in seven Texas cities, he also served on the Management Committee, Compensation Committee, and Business Development Committee.  Mr. Dotson received his B.B.A. degree in 1957 and J.D. degree in 1961 from the University of Texas.

Timothy R. Lindsey, President and Chief Executive Officer, stated: “We are excited that Mr. Dotson has joined our Board.  He brings a broad range of oil and gas law expertise and knowledge of the general business practices of the energy industry.  As we move the Company forward, Wayne’s insight will be a valuable contribution to the Board.”

For more information about Daybreak Oil and Gas Inc., please visit its website at www.daybreakoilandgas.com.

Contact:

Timothy Lindsey	James Westmoreland
Telephone: 281-253-4576	Telephone: 713-829-6062
Email: timl@daybreakoilandgas.com	Email: jimw@daybreakoilandgas.com

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995: Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Information contained herein contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believe", "expect", "may", "should", "up to", "approximately", "likely", or "anticipates" or the negative thereof or given that the future results covered by such forward looking statements will be achieved. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.